UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 30, 2010
OLYMPIC STEEL, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-23320	34-1245650

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5096 Richmond Road Bedford Heights, Ohio	44146

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 292-3800
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01. Entry into a Material Definitive Agreement.
     On June 30, 2010, Olympic Steel, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with the various financial institutions party thereto (the “Lenders”) and Bank of America, N.A., a national banking association, as agent for the Lenders (the “Agent”). The Loan and Security Agreement provides for a revolving credit line of $125,000,000 (which may be increased up to $175,000,000 subject to the Company obtaining commitments for such increase) that is subject to the borrowing base limitations described below. The Loan and Security Agreement terminates on June 30, 2015. The proceeds under the revolving credit line will be to used to satisfy existing debt, to pay fees and transaction expenses associated with the closing of the credit facilities created by the Loan and Security Agreement, to pay obligations in accordance with the Loan and Security Agreement, for working capital and other general corporate purposes of the Borrowers and to issue letters of credit in accordance with the terms of the Loan and Security Agreement.
     The aggregate amount of loans permitted to be made to the Borrowers under the revolving credit line may not exceed a borrowing base consisting of the lesser of: (a) the aggregate amount of revolver commitments minus any letter of credit obligations pursuant to the Loan and Security Agreement; and (b) the sum of the Borrowers’ eligible accounts receivable plus eligible inventory plus the permitted amount of cash equivalents and minus certain availability reserves.
     Borrowings under the Loan and Security Agreement bear interest, at the Borrowers’ option, at either a base rate or a LIBOR rate, in each case plus an applicable margin based on the Borrowers’ level of utilization of the revolving credit line. The base interest rate for base rate borrowings is a rate equal to the greater of (a) the Agent’s prime rate, (b) the federal funds rate plus 0.50% and (c) the 30-day LIBOR rate plus 1.50%. The LIBOR interest rate for LIBOR borrowings is a rate equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”) or (b) if BBA LIBOR is not available for any reason, the interest rate at which dollar deposits in the approximate amount of the LIBOR loan would be offered by the Agent’s London branch to major banks in the London interbank Eurodollar market. The applicable margins on base rate loans range from 1.0% to 1.5%, and the applicable margins on LIBOR loans range from 2.5% to 3.0%.

     The Borrowers’ obligations under the Loan and Security Agreement are secured by a first-priority lien (subject to certain permitted liens) on substantially all of the tangible and intangible assets of the Borrowers (excluding real property, equipment and fixtures), as well as a pledge of the capital stock of direct and indirect subsidiaries of each Borrower (subject to certain exclusions). Each of the Company and each other Borrower is jointly and severally liable for the obligations under the Loan and Security Agreement.
     Until maturity of the Loan and Security Agreement, if (a) any commitments or obligations under the Loan and Security Agreement are outstanding and (b) the Borrowers’ revolver availability is less than the greater of (X) $20,000,000 and (Y) 15% of the aggregate amount of revolver commitments, then the Borrowers must maintain a ratio of (1) EBITDA minus certain capital expenditures and minus cash taxes paid, to (2) Fixed Charges (as defined in the Loan and Security Agreement) of at least 1.10 to 1.00, for the most recent twelve fiscal month period.
     The Loan and Security Agreement contains usual and customary representations and warranties and usual and customary affirmative and negative covenants. The Loan and Security Agreement also contains certain usual and customary events of default. If an Event of Default (as defined in the Loan and Security Agreement) has occurred and is continuing, the Agent may terminate the commitments and declare that the loans and any accrued and unpaid interest immediately due and payable by the Borrowers, and in the case of an insolvency related event of default, the same shall automatically become immediately due and payable.
     The Lenders and the Agent (and each of their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company, the other Borrowers and their respective subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, the other Borrowers and their respective subsidiaries or affiliates, for such services.
     The foregoing is a summary of the material terms and conditions of the Loan and Security Agreement and not a complete description of the Loan and Security Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Loan and Security Agreement attached to this Current Report as Exhibit 4.21, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The description of the Loan and Security Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Number	Exhibit
4.21	Loan and Security Agreement, dated as of June 30, 2010, by and among the Registrant, the financial institutions from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents from time to time party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLYMPIC STEEL, INC.
By:	/s/ Richard T. Marabito
	Name:	Richard T. Marabito
	Title:	Chief Financial Officer,
Treasurer and Assistant Secretary

Date: July 7, 2010

EXHIBIT INDEX

Number	Description
4.21	Loan and Security Agreement, dated as of June 30, 2010, by and among the Registrant, the financial institutions from time to time party thereto, Bank of America, N.A., as administrative agent, and the other agents from time to time party thereto.